Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Cenveo, Inc. and subsidiaries (the “Company”) on Form 10-K for the fiscal year ended December 28, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (File Nos. 333-26743, 333-61467, 333-74490, 333-118861, 333-153447, 333-161927, 333-176289, 333-178203 and 333-161925) and on Forms S-3 (File Nos. 333-36337, 333-35561, 333-39013, 333-53697, 333-59201, 333-60595, 333-74065 and 333-162559).

/s/ Grant Thornton LLP

New York, New York
February 26, 2014